Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Forms S-3 (File Nos. 333-59339 and 333-68563), S-4 (File No. 333-360) and S-8 (File Nos. 33-49726, 33-02374, 333-34766, 33-64106, 333-104551 and 333-121087) of Stewart Enterprises, Inc. (the “Company”) of our reports dated January 5, 2005, except for notes 2(r) and 15 for which the date is April 12, 2005, relating to the consolidated financial statements and financial statement schedule, which appear in the Current Report on Form 8-K of the Company dated April 12, 2005.

PricewaterhouseCoopers LLP

New Orleans, Louisiana
April 12, 2005